Capital Income Builder
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

April 30, 2013

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,362,772
Class B	$28,418
Class C	$132,270
Class F1	$74,331
Class F2	$50,098
Total	$1,647,889
Class 529-A	$41,936
Class 529-B	$1,599
Class 529-C	$11,674
Class 529-E	$1,699
Class 529-F1	$1,327
Class R-1	$2,794
Class R-2	$13,860
Class R-3	$20,222
Class R-4	$10,706
Class R-5	$11,233
Class R-6	$36,510
Total	$153,560

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$1.2450
Class B	$1.0286
Class C	$1.0277
Class F1	$1.2295
Class F2	$1.2943
Class 529-A	$1.2212
Class 529-B	$0.9989
Class 529-C	$1.0127
Class 529-E	$1.1581
Class 529-F1	$1.2808
Class R-1	$1.0291
Class R-2	$1.0402
Class R-3	$1.1497
Class R-4	$1.2373
Class R-5	$1.3167
Class R-6	$1.3316

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,109,076
Class B	24,871
Class C	127,251
Class F1	63,462
Class F2	34,310
Total	1,358,970
Class 529-A	35,058
Class 529-B	1,490
Class 529-C	11,733
Class 529-E	1,488
Class 529-F1	1,051
Class R-1	2,608
Class R-2	13,348
Class R-3	17,675
Class R-4	8,855
Class R-5	8,813
Class R-6	39,533
Total	141,652

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$57.33
Class B	$57.39
Class C	$57.33
Class F1	$57.34
Class F2	$57.32
Class 529-A	$57.32
Class 529-B	$57.36
Class 529-C	$57.28
Class 529-E	$57.31
Class 529-F1	$57.33
Class R-1	$57.30
Class R-2	$57.30
Class R-3	$57.32
Class R-4	$57.32
Class R-5	$57.35
Class R-6	$57.34